LORD ABBETT INVESTMENT TRUST

AMENDMENT TO

DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of Lord Abbett Investment Trust, a Delaware statutory trust (the “Trust”) organized pursuant to a Declaration and Agreement of Trust dated August 16, 1993 (the “Declaration”), do hereby amend the Declaration, pursuant to Section 8.2 of the Declaration, to change the name of the existing Lord Abbett Short Duration Real Return Fund of the Trust to “Lord Abbett Inflation Focused Fund.”

This instrument shall constitute an amendment to the Declaration and shall be effective January 27, 2011.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 27th day of January, 2011.

/s/ E. Thayer Bigelow	/s/ Julie A. Hill
E. Thayer Bigelow	Julie A. Hill

/s/ Franklin W. Hobbs
Robert B. Calhoun	Franklin W. Hobbs

/s/ Robert S. Dow	/s/ Thomas J. Neff
Robert S. Dow	Thomas J. Neff

/s/ Daria L. Foster
Daria L. Foster	James L.L. Tullis

/s/ Evelyn E. Guernsey
Evelyn E. Guernsey